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                                                                 Exhibit 10.11

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

                         LICENSE AND ROYALTY AGREEMENT

      AGREEMENT, dated as of the 1st day of July, 1992, by and between BIONEBRASKA, INC. (hereinafter referred to as "BN") being a corporation under the laws of the State of Nebraska, U.S.A., and CARLSBERG A/S, Professor OLE BUCHARDT and Dr. DENNIS HENRIKSEN (referred to collectively as the "Licensors").

                              W I T N E S S E T H:

      WHEREAS, Licensors have invented methods for amidating peptides using transpeptidation techniques and a photo-nucleophile and other nucleophiles, as more fully described below (referred to herein as the "Technologies"), which are substantially embodied in and covered by Prof. Buchardt's Patent Application (Danish Patent Application No. 2208/90) and all foreign or Danish applications, and all extensions or continuations in part of, under or derived from such Application (collectively referred herein as the "Applications"); and

      WHEREAS, the intention of BN is to develop and commercialize certain technologies and know-how which are to be applied relative to the recombinant expression and production of peptides, including amidated peptides.

      NOW THEREFORE, in consideration of the past and future contributions of the Licensors to the Technologies and the mutual agreements herein contained, the parties hereto hereby agree as follows:

      1.    DEFINITIONS.

            Whenever used in this Agreement, the following terms shall have the following respective meanings, unless and except to the extent otherwise indicated by the context hereof:

      (a) "Net Sales" shall mean all revenues realized by BN from the sale of products and services to customers utilizing the Technologies covered by the Applications in the applicable jurisdictions, less in each case all returns, allowances, the costs of freight, packaging and insurance and any VAT or other turnover or sales taxes levied by any jurisdiction on the BN's manufacture or sale of the product or service. For purposes of determining "Net Sales", a sale shall be deemed to have been made when payments are received from the customer by BN or by one of its distributors, marketers or controlled affiliates. The revenues received by BN in each applicable jurisdiction from the sale of (i) a service which is wholly, or substantially in part, attributable to the use of the Technologies covered by the Applications or (ii) a product which is, in whole or in substantial part, created through the use of the Technologies covered by the Applications shall be deemed to be Net Sales for the purposes hereof. For the purpose of this Agreement it is assumed that

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the invoiced prices are such prices as would be fixed by bona fide sellers and buyers negotiating at arm's length for the sale and purchase of products and services.

      (b) "Net Licensing Revenues" shall mean all licensing revenues, whether as downpayments, prepaid royalties or current royalties fees, which shall be received from independent sublicensees by BN relative to the licensing of the Technologies covered by the Applications in the applicable jurisdictions, less any income or other tax withheld or otherwise paid to any jurisdiction in respect of the same (other than income taxes paid in respect to the general operations of BN).

      (c) "Royalty Year" shall mean a calendar year, except that the first "Royalty Year" shall commence on the date that the aggregate of the Net Sales and Net Licensing Revenues of BN, as defined above, exceed the equivalent of [CONFIDENTIAL TREATMENT REQUESTED] on a cumulative basis.

      2. THE LICENSE. Upon the terms and conditions set forth herein, the Licensors hereby grant to BN, and BN hereby accepts, the exclusive right and license to utilize the Applications and the Technologies in the rendering of services, the manufacture and sale of products and the further licensing of the Applications and Technologies to others.

      BN shall exert reasonable efforts to obtain allowance and issuance of patents from the Applications and to maintain such patents and will pay all fees, costs and taxes necessary in this respect and to prevent lapse of any such patent. In the event that for any reason BN shall determine not to pursue further any one or more applications which are part of the Applications or not to pay for the issuance or maintenance of one or more patents which may issue pursuant to the Applications, then BN shall surrender all ownership of any such application or patent to the Licensors, in each case using reasonable efforts to afford the Licensors an opportunity to further pursue or maintain any such application or patent for their own accounts.

      3.    ROYALTY PAYMENTS.

            (a) During the term hereof, BN shall pay to the Licensors royalties (referred to as "Royalties") during each Royalty Year equal to:

      (i) [CONFIDENTIAL TREATMENT REQUESTED] of the Net Sales of services by BN during the Royalty Year;

      (ii) [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Human Growth Hormone Releasing Factor;

      (iii) [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Calcitonin and derivatives, modifications and fragments thereof.

With respect to the manufacture and sale of each other product covered by the license conferred hereunder the parties shall negotiate Royalties in good faith (up to a maximum of [CONFIDENTIAL

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TREATMENT REQUESTED] of Net Sales), bearing in mind the other royalty burdens on the manufacture of the product and the relative competitive position created with the use of the Technologies, as opposed to other factors. In the event of any failure to agree on a royalty rate for the product, upon application of either party hereto, that royalty rate shall be determined by arbitration as herein provided.

            (b) Also, during the term hereof, BN shall pay to Licensors during each Royalty year Royalties equal to [CONFIDENTIAL TREATMENT REQUESTED] of the Net Licensing Revenues received by BN during the Royalty Year.

            (c) The foregoing notwithstanding, no royalties shall be paid under this Section until BN has realized Net Sales and Net Licensing Revenues in the aggregate of [CONFIDENTIAL TREATMENT REQUESTED] on a cumulative basis.
 BN hereby assumes all responsibilities of Licensors for payments in respect of the Technologies and their development to (i) the Industri og Handelsstyrelsen (referred to as the "IOH") and (ii) the Danish Inventor's Office. BN understands the amount of these payments to be approximately [CONFIDENTIAL TREATMENT REQUESTED] ([CONFIDENTIAL TREATMENT REQUESTED] to the IOH and [CONFIDENTIAL TREATMENT REQUESTED] to the Danish Inventor's Office) and payable essentially out of revenues from the Technologies. In addition, BN estimates its expenditures for prosecuting the Applications to exceed [CONFIDENTIAL TREATMENT REQUESTED], being over and above what has already been expended by the Danish Inventor's Office and by BN.

            (d)   The Royalties, payable pursuant to paragraphs (a), (b) and
(c) of this Section 3 shall be paid by BN to the Licensors at the principal office of Carlsberg A/S within a period of 150 days after the end of each Royalty Year. Simultaneously with each such payment of Royalties, BN shall furnish to Licensors a statement setting forth in reasonable detail the bases and data for the calculation of the Royalties being paid.

            (e) BN shall maintain appropriate books and records, in accordance with generally accepted accounting procedures, to document the calculation of Royalties payable hereunder for each Royalty Year. From time to time, the Licensors shall have the right, upon ten days' prior notice, to inspect such books and records at the place where such books and records shall be regularly kept, but only for the purpose of verifying such calculations and the amount of Royalties due to Licensors for the particular Royalty Year or Years and for no other purpose.

            (f) If and when it becomes necessary for BN to obtain licenses under one or more existing patents and patent applications belonging to a third party in order to practice the Technologies under this Agreement BN shall inform Licensors thereof including the terms of such license.
Licensors agree to negotiate in good faith a reasonable reduction of the royalty rates under this Agreement to lessen such unforeseen financial burden provided, however, that such reasonable reduction shall never exceed [CONFIDENTIAL TREATMENT REQUESTED] of the applicable rates without reduction.

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      4.    TERM.

            (a) This Agreement shall continue and remain in full force and effect in each jurisdiction where one or more patents have issued under the Applications for the duration of any such patents. In the event that no patents shall issue in a particular jurisdiction, this Agreement shall have full force and effect for a period of ten years after the date hereof or a period of four years after the first commercial sale in such jurisdiction, whichever is the longer period, and shall terminate at the end of such period with respect to that jurisdiction. In the event that, after the elapse of five years from the date hereof, the Technologies are not covered by substantial claims under an issued patent in a particular jurisdiction, and one or more third parties shall manufacture or sell products or services which would infringe the patent applications or patent rights which were expected to be obtained under the Applications or otherwise substantially compete with the products and services being offered by BN, or distributors or sublicensees of BN, in such jurisdiction, the provisions of this Agreement shall continue in full force and effect as provided herein; provided, however, that in any such situation the parties shall negotiate in good faith a reduction of the royalty fees provided for in Section 3 (a) and (b) hereof in light of such new circumstances.

            (b) In the event that (i) the Technologies hereunder are covered by substantial claims under issued patents in either the U.S. or in two or more of France, Germany and the U.K. and (ii) Licensors shall have received royalty payments hereunder of less than an average of [CONFIDENTIAL TREATMENT REQUESTED]per year over a period of six years from the date hereof, BN, in order to maintain its position under this Agreement, shall be obligated to pay to Licensors (i) a minimum Royalty or maintenance fee (referred to herein as the "Minimum Payment") totalling
[CONFIDENTIAL TREATMENT REQUESTED] for each subsequent Royalty Year or (ii) in the alternative a one time lump sum payment in lieu of the requirement to make a Minimum Payment for each Royalty Year (referred to as a "Single Maintenance Payment") in the amount of [CONFIDENTIAL TREATMENT REQUESTED], minus the aggregate amount of any Minimum Payments and Royalties previously paid hereunder. The making of Minimum Payments or a Single Maintenance Payment hereunder shall not diminish the obligation to pay Royalties pursuant to the provisions of this Agreement.

      5. LAW AND ARBITRATION. Unless otherwise agreed, this Agreement shall be governed by the laws of Denmark. Any controversy or dispute arising out of or relating to matters covered by, or the application of, this Agreement shall be settled by arbitration. Such arbitration shall be conducted in the English language and shall be carried out by three arbitrators (unless the parties can agree upon one arbitrator in which case there shall be one arbitrator) in Copenhagen, Denmark in accordance with the Rules of the International Chamber of Commerce, existing at the time of the arbitration. The fees and expenses of the arbitrators and the arbitration shall be shared equally by the parties. Pending completion of the arbitration, the parties shall proceed in good faith with the implementation of the programs contemplated by this Agreement and in accordance with this Agreement without prejudice to their respective positions in the arbitration.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                       FOR THE LICENSORS:  22 April 1993

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                                       CARLSBERG A/S

                                       By /s/ Sven Petersen
                                          -----------------------------------
                                          (Authorized Signatory)

                                       BIONEBRASKA, INC.

                                       By /s/ Thomas R. Coolidge
                                          -----------------------------------
                                          (Authorized Signatory)
                                          Chairman of the Board

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